THE COMMITTEE TO PRESERVE SHAREHOLDER VALUE

Dear Fellow Stockholders:                                         April 9, 2002

The Committee to Preserve Shareholder Value (the "Committee"), as a very large stockholder, is writing in response to the recent letter you received from Kankakee Bancorp, Inc. ("KNK"or the "Company").

We have already sent you proxy material that indicates a range of values for what the Company may be worth in a sale, based on previous transactions in Illinois over the last 3 years. In addition, the proxy material summarizes our track record. Yet the incumbents insinuate that we don't have a plan, or don't add anything, or don't know about "local" interests and businesses, while they spend OUR money hiring consultants and experts to help them with "local" issues. Don't you think we are better qualified, and have more experience, than the incumbents to properly analyze, structure and negotiate a sale or merger of OUR company?

Messrs. Huffman and Cheffer state that "the board does not believe that adding the committee's nominees to the board will add any value to the organization."

The following is a chart which clearly demonstrates the increase in value for the twelve companies where Mr. Seidman (Mr. Williamson was also involved with FFES) had varying degrees of involvement:

                   Company               Original   Price    Announcement       Cash        Stock   # of             % Gain
                                          Sch 13D             Bank Sale         Deal        Deal    Days
                                           Filed

  1   IBS Financial Corp,IBSF (1)           9/8/95    12.55         3/30/98                 20.73     934             25.48%
  2   Wayne Bancorp Inc, Wyne (2)           8/5/96   12.125         9/29/98                 34.38     785             85.38%
  3   1st Bergen Bancorp, FBER             8/28/98    17.25        10/15/98       24                  48             297.56%
  4   Eagle Bancgroup, Inc,  EGLB          10/6/98     14.4         6/30/99      25.74                267            107.66%
  5   CNY Financial Corp, CNYF             2/19/99    10.69        12/29/99      18.75                313             87.90%
  6   So. Jersey Fin. Corp, SJFC           4/29/99    11.75         3/15/00       20                  321             79.85%
  7   First Federal Fin. Corp, FFES        8/31/99       28          2/8/01      37.25                527             22.87%
  8   Citizens 1st Fin.Corp, CFSB(3)      12/13/99    12.18        10/31/00       16                  323             35.40%
  9   Jade Fin. Corp,  IGAF                1/24/00     8.69         11/2/00      13.55                283             72.09%
 10   Y  Yonkers Fin. Corp, YFCB           4/23/99   15.063        11/14/01       29                  936             36.10%
 11   Ambanc Holding Co,Inc, AHCI          8/25/00    15.25          9/4/01       21.5                375             39.90%
 12   Vista  Bancorp, Inc, VBNJ(4)         3/12/01    18.93        11/20/01                 28.36     253             71.88%

(1)  IBSF was acquired by HUBCO for a fixed exchange ratio of 0.534 shares of HUBCO.  Based on HUBCO's March 30, 1998 closing price of 38.81, each IBSF share was worth $20.73
(2)  WYNE was acquired by Valley National Bancorp.  Valley paid 1.1 shares for each WYNE share equal to a price of $34.38.
(3)  CFSB was not sold but the Company conducted a Dutch Auction at $16.00 per share for 15% of the outstanding shares.
     Seidman was prorated and sold 57.33% of his shares in the Dutch Auction. The percentage increase is from the date
     Mr. Seidman first purchased his shares, not the date of a filing of a Schedule 13D since none was filed, to the date the
     Dutch Auction was announced.
(4)  No Schedule 13D was filed so the date is the date that the Preliminary proxy material was filed with the Securities and
     Exchange Commission. On November 20, 2001, Vista was sold to United National Bancorp. The transaction provided for each Vista
     Shareholder to receive 75% stock and 25% cash from United National Bancorp. The value per share on November 20, 2001 of the deal was $28.36.

The only way for Messrs. Seidman and Williamson to help the KNK shareholders is for you to vote for them on the WHITE PROXY card.

KNK's Board and management have highlighted last year's financial performance, but neglected to explain the Company's financial performance for the past five
(5) years, which is set forth on page 3 of the Company's Annual Report. A comparison of the earnings performance for 1997 and 2001 explains why the Company does not discuss the issue:

                                                                                        %Average
                                      2001               1997          Difference       Yearly Gain
---------------------------------------------------------------------------------------------------
Net Income                          $3,261,000       $3,012,000        $245,000         1.62%
Tangible Book Value                 $30.22           $26.00            $4.22            3.24%
Net Interest Margin                 3.16%            3.22%              (-.06%)         N/A
Operating Expense to
Average Assets                      2.58%            2.36%             .22%             N/A
Return on Average Assets             .69%            .87%              (-.18)%          N/A
Return on Average
Stockholder Equity                  8.20%            8.04%             .16%             .39%


In summary, the Company spent more per average asset for a lower net interest margin to increase the 5 year average net income a paltry 1.62% annually. This performance is even more disturbing, because the 2001 net income was augmented by approximately $730,217 (after tax $485,887) of net gain on sale of securities and loans held for sale. Without these gains, net income would have been approximately $2,775,095, significantly lower than the net income for 1997. (See pages 3 and 30 of the Company's Annual Report).

It is the Committee's position that the stock repurchases of 46,300 in 2000 and 64,200 in 2001 were inadequate and a missed opportunity given the average trading prices for our stock at that time.

The Committee is also mystified that the Company did not repurchase the shares sold by the the James G. Schneider Trust and Thomas Schneider. (James G. Schneider was the father of Thomas Schneider and both served on the Board of Directors until James G. Schneider's death on February 15, 2000 and Thomas Schneider's resignation from the Board on October 31, 2001.) Mr. Seidman asked for an explanation and still has not received a definitive answer.

The Committee also cannot understand why the Board has not increased the dividend in the past three years.

Finally, we agree that Sandler O'Neill is one of the leading investment banking firms, but we also know that Sandler O'Neill is only an advisor and the Board does not have to follow the advise. We disagree with Sandler O'Neill's presently disclosed assignment. Mr. Seidman has worked closely with Sandler O'Neill to maximize the value for the shareholders of several of the above-mentioned companies. The Committee thinks that in order to maximize the value for all the shareholders, Sandler O'Neill must be retained to prepare a present value analysis of the Company's business plan and compare the value against a sale of the Company.

It is the Committee's position that you should elect Messrs. Seidman and Williamson, your fellow stockholders, to the Board, by voting the WHITE PROXY today, and know that we are committed to maximizing our shareholder value.

If you have any questions or need further assistance, please contact our proxy solicitor, D. F. King & Co., Att: Richard Grubaugh, 77 Water St., NY, NY 10005,
(800) 628-8509.

Thank you for your support.

Respectfully,

---------------------                                  ------------------------
Lawrence Seidman                                       Robert T. Williamson